Exhibit 99.2

15 April 2013

ANNOUNCEMENT

Diligent Board Member Services, Inc. (Diligent)

The Board of Directors of Diligent have unanimously approved a term sheet for an incentive compensation package to be provided to Alessandro Sodi, Diligent’s Chief Executive Officer, in substitution for certain equity awards held by Mr. Sodi that will be cancelled. The grant of the new incentive awards and cancellation of the affected equity awards will take place upon shareholder approval of the terms of the substitute incentive compensation package and a new incentive plan, in accordance with the Listing Rules of NZSX. Further detail of the incentive compensation package will be provided to shareholders along with an independent appraisal report prior to the shareholder meeting on 4 June 2013. A resolution approving the incentive compensation package and the new incentive plan will be put to that meeting.

The Company previously announced that certain equity awards issued in excess of limits imposed by its stock option plans would be cancelled and that the Special Committee of the Board of Directors, consisting of Directors not involved with the original grants, would work with the executives to be affected by those cancellations to develop appropriate alternative compensation packages. The term sheet with Mr. Sodi was negotiated and recommended to the Board by the Special Committee. With the completion of the term sheet, and the prior delivery by the Special Committee to the Board of its report and recommendations, which resulted in the unanimous approval of resolutions to improve internal controls and governance at the Company, as disclosed in the Company’s Annual Report on Form 10-K, the Special Committee has completed its work and has been dissolved. The Compensation Committee of the Board of Directors will have responsibility for matters relating to the Company’s equity grants and executive compensation on a going forward basis.

 A definitive agreement providing for the substitution of the awards will be prepared and remains subject to approval by Mr. Sodi and the Compensation Committee. The substitute incentive compensation package will have the following material provisions:

Replacement of 2009 Grant – Options and Performance Cash Award

Mr. Sodi holds a fully vested option to purchase 2,400,000 shares of Diligent common stock for an exercise price of US $0.14 per share. The Company will cancel the portion of such option in excess of the applicable plan cap, consisting of 1,600,000 of such shares. In exchange for the cancellation of the relevant portion of the award, Mr. Sodi will receive:

•	An option to purchase 1,600,000 shares of common stock having an exercise price equal to the Company’s closing price per share expressed in US dollars on the last trading day on the NZSX immediately prior to the grant date (the “Exercise Price”). The grant date is expected to occur on or shortly after the date of Diligent’s 2013 annual meeting of shareholders (the “Grant Date”). The option will vest on December 31, 2013, subject to Mr. Sodi’s continued employment with Diligent on that date and will be exercisable for ten years from the Grant Date.

•	A performance cash award with a value denominated in US dollars of up to 1,600,000 multiplied by the excess of the Exercise Price over US $0.14. Mr. Sodi’s right to receive such cash award is contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Any cash award, once earned, will be paid in three equal annual instalments, and any payment due on any instalment date will be proportionally reduced if the sum of the Company’s stock price plus dividends falls below 75% of the Exercise Price.

Replacement of 2011 Grant – Performance Share Units

Mr. Sodi holds an option to purchase 3,000,000 shares of Diligent common stock for an exercise price of US $0.82 per share, which remains subject to vesting. The Company will cancel the portion of such option in excess of the applicable plan cap, consisting of 2,500,000 of such shares. In exchange for the cancellation of the relevant portion of the award, Mr. Sodi will receive:

•	Performance share units for 2,250,000 shares of common stock contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Once earned, the award will vest in four equal instalments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018.

•	Performance share units for up to 250,000 shares of common stock contingent on the Company achieving either at least 15% fully diluted EPS growth or 15% total shareholder return (TSR) growth in four one-year measurement periods beginning April 1, 2013. Performance share units for 62,500 shares of common stock will be earned in each year for which the applicable target is met, with the additional opportunity to earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target.

The vesting of the options, performance cash award and performance stock units described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability, or if Mr. Sodi is terminated without cause or resigns for good reason.

The maximum shares of common stock issuable under the new options and performance stock units represent, as at 15 April 2013, approximately 4.9% of the Company’s issued and outstanding shares of common stock. An equivalent number of shares are subject to existing awards to be cancelled in connection with the substitute arrangements.

If the cancellations and replacement awards are completed as intended, the Company will incur additional compensation expense related to the replacement awards. Based on the US dollar equivalent trading price of Diligent’s common stock on the NZSX on 12 April 2013, the Company estimates that the cumulative amount of such expense would be approximately US $6.3 million, for a cumulative EPS impact of US $0.08 per share and a cumulative fully diluted EPS impact of approximately US $0.05 per share, based on the weighted average basic and fully diluted shares outstanding as disclosed in the Company’s Annual Report on Form 10-K. The cumulative expense will be recognized over the duration of the five year service periods for the awards, based on the value of the awards vesting in each year. The actual amount of compensation expense will be determined with reference to the trading price of Diligent’s common stock at the grant date of the awards, and may differ materially from the amounts set forth above.

Investor inquiries:

Sonya Joyce

Phone: +64 4 894 6912

Media inquiries:

Geoff Senescall

Phone: +64 21 481 234